UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 17, 2006
(Date of earliest event reported)

MICROS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488

(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland		21046-2289

(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

          Item 1.01 Entry into a Material Definitive Agreement.

          (a) On November 17, 2006, the Board of Directors of MICROS Systems, Inc. (the “Company”) authorized and directed the Company to enter into the ninth amendment (the “Ninth Amendment”) to the employment agreement between the Company and A.L. Giannopoulos, its Chairman, President, and CEO.  The Ninth Amendment primarily serves to extend the term of Mr. Giannopoulos’s employment until June 30, 2011, and to establish his compensation for the 2010 fiscal year (ending June 30, 2010) and the 2011 fiscal year (ending June 30, 2011).

          (b) On November 17, 2006, the Compensation Committee of the Board of Directors of the Company authorized and directed the Company to enter into:

                    (a) the second amendment to the employment agreement between the Company and Gary C. Kaufman, its Executive Vice President, Finance and Administration, and Chief Financial Officer (the “Kaufman Amendment”); and

                    (b) the second amendment to the employment agreement between the Company and Thomas L. Patz, its Executive Vice President, Strategic Initiatives, and General Counsel (the “Patz Amendment”).

          The Kaufman Amendment and the Patz Amendment primarily add clauses to their respective employment agreements that establish and define payments and other benefits that would be due to each of Mr. Kaufman and Mr. Patz should their employment terminate following a change in control of the Company, as that term is defined in the amendments.

          Copies of the Ninth Amendment, the Kaufman Amendment, and the Patz Amendment are attached as Exhibits.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2006	MICROS Systems, Inc.
(Registrant)

	By:	/s/ Gary C. Kaufman

Gary C. Kaufman
Executive Vice-President, Finance and Administration, and Chief Financial Officer

Exhibit 10.1 – Ninth Amendment to Employment Agreement between the Company and A.L. Giannopoulos

Exhibit 10.2 – Second Amendment to Employment Agreement between the Company and Gary C. Kaufman

Exhibit 10.3 – Second Amendment to Employment Agreement between the Company and Thomas L. Patz